EXHBIBIT 10.1
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                         LOAN AGREEMENT (LINE OF CREDIT)

             THIS LOAN AGREEMENT ("Agreement"), dated as of July 29, 2005, is made between GMX RESOURCES INC., an Oklahoma corporation ("Borrower"), and HIBERNIA NATIONAL BANK, a national banking association ("Lender"), who agree as follows:

                                    ARTICLE 1

                                  GENERAL TERMS

     Section 1.1 Terms Defined Above. As used in this Agreement, the terms "Agreement", "Borrower", and "Lender", shall have the meanings indicated above.

     Section 1.2 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated (and as provided in Section 9.14), unless the context otherwise requires:

             "Advances" shall mean the borrowings on the Closing Date under the Loan and all or any portion of such borrowings and other or subsequent reborrowings under the Loan so long as same remain outstanding and unpaid.

             "Affiliate" shall mean, as to any Person, any Person controlling, controlled by or under common control with such Person, and "control" as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of the controlled Person.

             "Amount" shall mean seventeen million ($17,000,000.00) dollars. Although the face amount of the initial Note under this Agreement is fifty million ($50,000,000.00) dollars, the Amount (and hence the Commitment Limit) is acknowledged by Borrower to be a lesser number, subject to one or more future increases by the Lender in its sole discretion and the Borrower's request in conjunction with any future increases in the Borrowing Base and further bank management approvals. Such periodic increases in the Amount may be made without need of formal amendment to this Agreement (up to the notational amount of fifty million dollars), but nonetheless evidenced in writing, and subject to any fees payable on the incremental increased portion under Section 2.6.

             "Applicable LIBO Rate Margin" shall have the meaning set forth in the definition of "LIBO Rate".
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             "Base Rate" shall mean, for any day, an interest rate per annum equal to the Prime Rate in effect on such day. Without notice to the Borrower, the Base Rate shall change automatically from time to time as and in the amount by which the Prime Rate shall fluctuate, with each such change in the Base Rate to be effective as of the date of each change in the Prime Rate, adjusted daily.

             "Borrowing Base" shall mean, at any time, the dollar amount calculated as the maximum loan value of the Collateral as determined by the Lender in its sole discretion, but based upon the Lender's customary standards and practices from time to time in effect with respect to secured oil and gas property lines of credit in determining the discounted present value of the Collateral's production and the Borrower's cash flows. Any good faith determination by the Lender of the Borrowing Base shall be final and conclusive. The Borrowing Base may be revised by Lender at any time to reflect changes in the Collateral or the occurrence of events or economic conditions or otherwise pursuant to Lender's customary standards and practices as such exist at that particular time, and further will be subject to scheduled semi-annual redeterminations (approximately April 1 and October 1, starting October 1, 2005) during the term of this Loan. Additionally, the Borrower may request once per any six month period (commencing 90 days after the Closing Date) between scheduled redeterminations that an unscheduled redetermination be done by Lender, subject to Borrower's payment to Lender of a fee in accordance with Section
             2.5. The Lender shall notify the Borrower of the result of each Borrowing Base redetermination by the Lender at least fifteen (15) days before its effective date. Each determination of the Borrowing Base shall be effective until redetermined by the Lender in accordance with this Agreement. Such redetermination by the Lender may lead to increased or decreased credit availability to the Borrower under the revised Borrowing Base schedule, and any increase shall be subject to Lender's credit approval process. The Borrowing Base after any redetermination may be subject to automatic Periodic Reductions (with notice to Borrower) as provided and defined in Subsection 2.4 (c). Without limiting the foregoing, the Lender may exclude, in its sole and absolute discretion, any property or portion of production therefrom from the Borrowing Base, at any time, because title information on, or the status of title to, such property is not reasonably satisfactory to Lender, such property is not Collateral, the Lender's Lien therein is not first and prior to all

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             others, such property is subject to contractual agreements or commitments not reasonably satisfactory to Lender, or such property is not assignable. The Borrower acknowledges that the Lender's determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender. On the Closing Date, the Borrowing Base is $17,000,000.00.

             "Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday or legal holiday for commercial banks in either New Orleans, Louisiana, or New York, New York, and (b) with respect to all requests, notices and determinations in connection with LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for dollar deposits in the London interbank market.

             "Closing Date" shall mean the date on which the Note is executed and delivered by the Borrower to the Lender.

             "Code" shall mean the Internal Revenue Code of 1986, as amended.

             "Collateral" shall mean the properties and property rights described in the Collateral Documents described in Section 3.1 as primary security for the Indebtedness.

             "Collateral Documents" shall mean collectively the documents from time to time required by the Lender to obtain the security interest in the Collateral, or otherwise guarantee or secure the Indebtedness, or otherwise pertaining to this Agreement (including without limitation the letter of credit applications described in Subsection 2.1(f) below), such documents which exist on the Closing Date being described in Article 3 hereof, as all such documents are amended, restated or renewed from time to time.

             "Commitment Letter" shall mean the Lender's commitment letter to the Borrower dated April 18, 2005 in connection with this Loan.

             "Commitment Limit" shall mean, at any particular date, the lesser of (x) the Amount (as it may be increased by Lender from time to time) or (b) the Borrowing Base as most recently determined and in effect (including the effect of any Periodic Reductions).

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             "Companies" shall mean collectively, on the Closing Date, the
             Borrower and Endeavor (and until the merger's effectiveness, Expedition), and thereafter all such Persons plus any Subsidiary formed or acquired after the Closing Date, and "Company" shall mean any one of the Companies.

             "Contracts" shall mean those agreements, contracts and other instruments to which the Borrower's interest in the oil, gas and mineral leases comprising the Collateral are subject.

             "Debt" shall mean any and all amounts and/or liabilities owing from time to time by a Company to any Person, including the Lender, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money or the deferred purchase price of property; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of such Company, and (without duplication) all drafts drawn thereon; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) indebtedness of the types described above secured by any Lien on any property owned by such Company, to the extent attributable to such Company's interest in such property, even though such Company has not assumed or become liable for the payment thereof personally; (vi) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles, (vii) trade payables and operating leases incurred in the ordinary course of business or otherwise; (viii) Hedging Obligations; (ix) obligations of such Company owing in respect of redeemable preferred stock; and (x) obligations of such Company owing in connection with production payments.

             "Deed of Trust" shall mean the Texas Deed of Trust described in
             Section 3.1(i), as amended, supplemented or restated from time to time.
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             "Default" shall mean the occurrence of any of the events specified in Article 8 hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

             "Default Rate" shall mean, on any particular date, the Prime Rate plus five (5%) percent per annum, but in no event to exceed the Maximum Rate.

             "EBITDA" shall mean, for each period of four preceding fiscal quarters, the sum of the Borrower's (i) net income for that period, plus (ii) any extraordinary loss and other expenses not considered to be operating in nature reflected in such net income, minus (iii) any extraordinary gain, interest income and other income not considered operating in nature reflected in such net income, plus
             (iv) depreciation, depletion, amortization and all other non-cash expenses for that period, plus (v) all interest, fees, charges and related expenses paid or payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under generally accepted accounting principles, together with the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (vi) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period).

             "Endeavor" shall mean Endeavor Pipeline Inc., an Oklahoma corporation, and a wholly owned Subsidiary of the Borrower.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "Event of Default" shall mean the occurrence of any of the events specified in Article 8 hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

             "Expedition" shall mean Expedition Natural Resources Inc., an Oklahoma corporation, formerly a wholly owned Subsidiary of the Borrower, merged or to be merged into the Borrower on or about the Closing Date.

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             "Hedge Agreement" shall mean any agreement or arrangement providing for payments which are related to, or the value of which is dependent upon, fluctuations of interest rates, currency exchange rates or forward rates, or fluctuations of commodity prices, including without limitation any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement or similar futures contract or swap or other derivative agreement related to interest rates, currency exchange rates or hydrocarbons or other commodities, or any option with respect to such transaction.

             "Hedging Obligations" of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising or evidenced (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedge Agreements and any and all cancellations, buybacks, reversals, terminations or assignments of any Hedge Agreement.

             "Indebtedness" shall mean any and all amounts, liabilities or obligations owing from time to time by the Borrower to the Lender (or any transferee of the Loan), including without limitation any such amounts, liabilities or obligations pursuant to this Agreement, the Note and the Collateral Documents (including attorneys' fees incurred in connection with the execution, enforcement or collection of the Borrower's obligations hereunder or thereunder or any part thereof) or any Hedging Obligations, and whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising.

             "Interest expense" shall mean, for each period, the sum of all interest, fees, charges and related expenses payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under generally accepted accounting principles, plus the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

             "LIBO Rate" shall mean, during any Interest Period (as defined below) for any Advance, an interest rate per annum equal to the Reserve Adjusted LIBO Rate (as defined below) plus the Applicable LIBO Rate Margin (as defined below). "Reserve

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             Adjusted LIBO Rate" shall mean with respect to each Interest Period for a LIBO Rate Advance, an interest rate per annum equal to the quotient (converted to a percentage, rounded upward to the nearest whole multiple of 1/100 of 1% per annum) of (i) the rate per annum as determined by the Lender at or about 10:00 a.m. Central Time (or as soon thereafter as practicable) on the second Business Day prior to the first day of each Interest Period, to be the annual rate of interest for deposits in United States dollars for the selected Interest Period as shown on the Dow Jones Telerate Matrix page for British Bankers Association Interest Settlement Rates as of two Business Days prior to the first day of such Interest Period, divided by (ii) the remainder of 1.00 minus the LIBOR Reserve Requirement (as defined below), expressed as a decimal, for such Interest Period. "LIBOR Reserve Requirement" shall mean for any day during an Interest Period for any LIBO Rate Advance, that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Lender with respect to liabilities consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) with a maturity equal to such Interest Period. In determining this percentage, the Lender may use any reasonable averaging and attribution method. "Interest Period" shall mean the period between the Business Day on which the LIBO Rate shall begin and the day on which the LIBO Rate shall end. The duration of each Interest Period for a LIBO Rate Advance shall be one (1) month, two (2) months, or three (3) months, at the Borrower's election, subject to the following: (i) no Interest Period shall extend past the Maturity Date; (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that if the next succeeding Business Day would occur in the next following calendar month, the last day of such Interest Period shall be shortened to occur on the next preceding Business Day;
             (iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and (iv) if the Borrower fails to designate an Interest Period, the Interest Period for a LIBO Rate

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             Advance (recognizing that under Subsection 2.1(b) below the Lender is not obligated to make such a LIBO Rate Advance in the absence of such designation by the Borrower) shall be deemed to be one month until a different designation is made for a subsequent Interest Period. No Interest Period for a LIBO Rate Advance shall have a duration of less than one month, and if any such Interest Period would otherwise be a shorter period, the relevant Advance shall be a Base Rate Advance during such period. The "Applicable LIBO Rate Margin" shall mean the following per annum interest rate from time to time, determined for each fiscal quarter by reference to the Percentage Outstanding for the immediately prior fiscal quarter, in accordance with the following schedule:

                                                Applicable LIBO
             Percentage Outstanding               Rate Margin
             ----------------------             ---------------
             0 to 50%                                1.50%
             above 50% to 90%                        1.75%
             above 90%                               2.25%

             The Applicable LIBO Rate Margin shall remain fixed during each fiscal quarter of the Borrower's fiscal year, determined on the first day of each fiscal quarter depending upon the Percentage Outstanding for the immediately prior quarter. (During the first partial quarter of this Agreement, commencing on the Closing Date, the Applicable LIBO Rate Margin shall be 1.50% percent.) No more than four (4) LIBO Rate tranches at any one time are permitted for the Note. The Borrower will comply with the provisions of Addendum I hereto, relating to the LIBO Rate, which is an integral part of this Agreement. The LIBO Rate shall remain fixed for the duration of the LIBO Rate Interest Period selected. The Borrower shall not have the right to voluntarily prepay Advances outstanding at the LIBO Rate prior to the end of the applicable LIBO Rate Interest Period unless the Borrower includes payment of amounts, if any, required to be paid pursuant to paragraph 6 of Addendum I.

             "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security

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             agreement, production payment, conditional sale, bond for deed or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

             "Loan" shall mean the line of credit and standby letters of credit as described in Article 2 hereof.

             "Loan Excess" shall mean, at any point in time, the amount, if any, by which the outstanding principal balance of the Advances plus the undisbursed amount of all outstanding standby letters of credit issued pursuant to this Agreement exceeds the Commitment Limit then in effect.

             "Maturity Date" shall mean the third anniversary of the Closing Date, or such earlier date on which the Loan is accelerated pursuant to Section 8.2 hereof.

             "Maximum Rate" shall mean the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs), as such laws are presently in effect, or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

             "McLachlan Drilling Contract" shall mean the daywork drilling contract dated April 21, 2005, between the Borrower and McLachlan Drilling Company.

             "McLachlan Lease" shall mean the financing lease by the Borrower as lessor to McLachlan Drilling Company to finance the purchase of pumps for approximately $600,000.00 in connection with the McLachlan Drilling Contract.

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             "Note" shall mean the note described in Section 2.1(a) hereof.

             "Operator" shall mean each Person which is an operator of any of the Borrower's properties.

             "Patriot Act" shall have the meaning set forth in Section 4.22.

             "Participation Agreement" shall mean the Participation Agreement dated December 29, 2003, by and among Penn Virginia Oil & Gas Corporation, the Borrower, and Expedition and Endeavor, as amended by the First Amendment dated February 27, 2004, the Second Amendment dated March 9, 2004, the Third Amendment dated April 6, 2004, the Fourth Amendment dated August 11, 2004, the Fifth Amendment dated March 2, 2005, and as further amended after the Closing Date in accordance with this Agreement. PVOG is the successor to Penn Virginia Oil and Gas Corporation under the Participation Agreement.

             "Percentage Outstanding" shall mean, for any fiscal quarter (or lesser time period as applicable), the fraction (expressed as a percentage) obtained by dividing (x) the average unpaid and outstanding principal balance of the Advances under the Note plus the undisbursed amount of all standby letters of credit during such quarter, by (y) the average of the Commitment Limit for such quarter.

             "Periodic Reduction" shall have the meaning provided in Subsection 2.4(c).

             "Permitted Hedge Agreement" shall mean any Hedge Agreement related to either (i) Borrower's production and sale of its hydrocarbons or
             (ii) interest rates pertaining to the Loan, in each case which the Borrower enters into (x) as part of its normal business operations (recognizing that Borrower has not done so in the past) with the purpose and effect of fixing prices or hedging variable interest rates as a risk-management strategy, and not for purposes of speculation and not intended primarily as a borrowing of funds, and
             (y) with any Person as counterparty reasonably acceptable to the Lender.

             "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.
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             "Plan" shall mean any plan subject to Title IV of ERISA and maintained by the Borrower, or any such plan to which the Borrower is required to contribute on behalf of its employees.

             "Prime Rate" shall mean, at any particular date, the prime or base rate as reflected in The Wall Street Journal (or if such rate is not published or is no longer available, such other index satisfactory to Lender). Without notice to the Borrower, the Prime Rate shall change automatically from time to time as and in the amount by which said index rate shall fluctuate, with each such change in the Prime Rate to be effective as of the date of each change in such index rate. The Wall Street Journal index rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Lender (or by such institutions comprising said index).

             "PVOG" shall mean Penn Virginia Oil & Gas, L.P., a wholly owned subsidiary of Penn Virginia Corporation.

             "PVOG Production Payment" shall mean the dollar denominated production payment purchased by PVOG from the Borrower in the original amount of $2,233,435.76, repayable solely from 75% of the Borrower's share of production revenues from four certain wells, without interest. On the Closing Date the balance owed is $1,835,847.39.

             "Subsidiary" shall mean each corporation of which the Borrower owns, directly or indirectly, fifty percent or more of the outstanding capital stock, and each partnership, limited liability company or other Person of which the Borrower owns, directly or indirectly, fifty percent (50%) or more of the outstanding partnership, membership or other ownership or voting interest.

     Section 1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time (except for changes in accounting principles or practice approved by independent certified public accountants for the Borrower) on a basis consistent with the most recent financial statements of the Borrower.

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                                    ARTICLE 2

                                   THE CREDIT

     Section 2.1 Line of Credit and Letters of Credit. (a) Line of Credit. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, on the Closing Date the Lender agrees to make a revolving line of credit available to the Borrower, including the face amount of all standby letters of credit permitted to be issued under this Agreement, in the maximum aggregate principal amount equal to the Commitment Limit. The line of credit is represented by a promissory note in the principal amount of fifty million ($50,000,000.00) dollars, payable to the order of the Lender. Principal and all accrued and unpaid interest on the line of credit shall be payable in full on the Maturity Date, after which no further Advances will be made. Payments may be debited from the Borrower's accounts with the Lender as provided in this Agreement or other written agreements between Borrower and Lender.

     (b) Interest. The interest rate applicable to each Loan Advance beginning on the date such Advance is made shall be either (i) the Base Rate, adjusted daily, or (ii) the LIBO Rate, adjusted on the first day of each LIBO Rate Interest Period and remaining fixed for the duration of the LIBO Rate Interest Period, selected at the Borrower's option by written notice to Lender in accordance with the terms hereof. Effective on the first day following the end of any LIBO Rate Interest Period, the Borrower may from time to time change the interest rate which is to apply to the Advances or a portion thereof (including any yet to be made Advance which is made on the effective date of the interest rate change) by notifying the Lender of the Borrower's desire to change the interest rate not less than three (3) Business Days prior to the date on which such change shall be effective. No more than four (4) LIBO Rate tranches and one Base Rate tranche (all Base Rate Advances constituting one tranche) shall be permitted for the Note at any one time. In the absence of any timely specific interest rate election by the Borrower (as provided above in this Subsection 2.1(b) and in the definition of LIBO Rate), unless otherwise agreed by the Lender, an Advance (if outstanding as a LIBO Rate Advance) will be automatically converted into a Base Rate Advance on the last day of the then current LIBO Rate Interest Period for such Advance or (if not then outstanding) an Advance shall bear interest at the Base Rate. The Borrower further will comply with the provisions of Addendum I hereto, relating to the LIBO Rate, which is an integral part of this Agreement. Interest on the Note shall be payable (x) on Advances bearing interest at the Base Rate monthly in arrears on the last day of each month, and (y) on LIBO Rate Advances on the last day of each applicable LIBO Rate Interest Period for each LIBO Rate Advance. Interest on (i) Base Rate Advances and all other Indebtedness except for LIBO Rate Advances shall be calculated on the basis of a 365 (or in a leap year 366) day year and the actual number of days elapsed, and (ii) on LIBO Rate Advances shall be calculated on the basis of a 360-day year by applying the ratio of the annual interest rate over a year of 360 days, times the applicable principal balance, times the actual number of days such applicable principal balance is outstanding. Payments may be debited from the Borrower's

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accounts with the Lender as provided in this Agreement or other written agreements between Borrower and Lender.

     (c) Draw Requests. In accordance with the provisions in this Section, the Lender will make Advances to the Borrower from time to time on any Business Day on and after the Closing Date until and including the last Business Day before the Maturity Date in such amounts as the Borrower may request, up to the Commitment Limit, and the Borrower may make borrowings, repayments and reborrowings in respect thereof. Requests for Advances must be made by written notice from the Borrower sent to the Lender by mail, courier or facsimile in accordance with Section 9.1, specifying the amount of the Advance, subject to
Section 2.10. A request shall be fully authorized by the Borrower if made by any one of the Persons named in the Note or otherwise designated by the Borrower as an authorized person in accordance with resolutions of the Board of Directors of the Borrower certified to the Lender. The Lender may rely fully and completely upon the authority of the signatory of such request or confirmation unless such authority is terminated by written notice to the Lender, and any such termination shall be effective only prospectively. The request for any Advance by the Borrower shall constitute a certification by the Borrower that all of the representations and warranties contained in Article 4 (other than those representations and warranties, if any, that are by their specific terms limited in application to a specific date) are true and correct as of the date of such request and also as of the date of the Advance.

     (d) Timing After the Lender's receipt of an authorized request for Advance, the Lender will make such Advance for the benefit of the Borrower in same day funds as provided below upon fulfillment of the applicable conditions set forth in this Agreement. Requests for Advances at the Base Rate shall be made on written notice from the Borrower to the Lender, received by the Lender no later than 11:00 a.m. (Central Time) on the first Business Day before such Base Rate Advance specifying the amount thereof. Request for Advances at the LIBO Rate shall be made on written notice from the Borrower to the Lender received by the Lender no later than 11:00 a.m. (Central Time) on the third (3rd) Business Day before such LIBO Rate Advance, specifying the amount thereof (including the amount of each tranche, if more than one) and the LIBO Rate Interest Period (or Interest Periods, if more than one tranche). Each such written notice by the Borrower shall be irrevocable by the Borrower. Not later than 3:00 p.m. (Central
Time) on the date properly and timely requested for the Advance and upon fulfillment of the applicable conditions set forth in Article 7 of this Agreement, the Lender will make such Advance available to the Borrower in same day funds in the disbursement deposit account maintained by the Borrower with the Lender. The Borrower irrevocably agrees in favor of the Lender that the deposit of the proceeds of any Advance in any account of Borrower with the Lender shall be deemed prima facie evidence of the Borrower's Indebtedness to the Lender under the Loan.

     (e) Minimum. Notwithstanding anything in this Agreement to the contrary, the aggregate principal amount of all LIBO Rate Advances having the same LIBO Rate Interest Period shall be at least equal to $100,000.00; and if any LIBO Rate tranche would otherwise be in a lesser principal amount for any period, such tranche shall bear interest at the Base Rate during such period.

     (f) Letters of Credit. As a portion of the line of credit availability (and subject to the Commitment Limit and the other terms and conditions of this Agreement), the Lender will issue standby letters of credit for the account of the Borrower. The expiration of such letters of credit shall not extend beyond the Maturity Date of the line of credit. The fee for a standby letter of credit shall be at the per annum rate equal to the Applicable LIBO Rate Margin then in effect on the face amount of the letter of credit for the period from the letter of credit's issuance to the expiration date, paid quarterly in arrears on each June 30, September 30, December 31 and March 31 (and on the Maturity Date), plus additional amounts customarily charged by the Lender for the issuance and processing of letters of credit. The Borrower shall submit an application for each letter of credit on the Lender's then standard form. Such application shall be a Collateral Document under this Agreement, supplemental to and not in replacement of this Agreement and the other Collateral Documents. Such letters of credit will be documented on the Lender's standard form. No letter of credit will be issued if the face amount thereof plus the aggregate of all Advances then outstanding plus the undisbursed amount of all standby letters of credit then outstanding would exceed the Commitment Amount. Payment by the Lender of a draw on a standby letter of credit issued for the account of Borrower shall be an Advance as part of the Loan bearing interest from the date of such draw, notwithstanding the Commitment Limit.

     Section 2.2 Business Days. If the date for any payment, prepayment, Periodic Reduction, or fee payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement (unless otherwise provided herein) the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

     Section 2.3 Payments. The Borrower shall make each payment hereunder and under the Note and any Collateral Documents in lawful money of the United States of America in same day funds to the Lender at its main office in New Orleans, Louisiana, not later than 11:00 a.m. (Central Time) on the day when due, or such other place in the United States as designated in writing by the Lender. The Borrower hereby authorizes the Lender to charge from time to time against the Borrower's accounts with the Lender any amount which is then so due, and acknowledges that such accounts will be established for that purpose (among other purposes) under Section 5.16 and Section 5.17 and may be so used even in the absence of an Event of Default.

     Section 2.4 Prepayment. (a) Voluntary. The Borrower may prepay the Loan in full or in part at any time without payment of premium or penalty; provided, however, that (i) the Borrower shall give the Lender notice of each such prepayment of all or any portion of a LIBO Rate Advance no less than three (3) Business Days prior to prepayment, (ii) any LIBO Rate Advance may be prepaid only on the last day of the Interest Period for such LIBO Rate Advance, unless the Borrower includes payment of amounts, if any, required to be paid pursuant to paragraph 6 of Addendum I, (iii) the Borrower shall give the Lender notice of each such prepayment of all or any portion of a Base Rate Advance no less than one (1) Business Day prior to prepayment, (iv) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid, and (v) no such prepayment shall serve to postpone the repayment when due of any other Indebtedness.

     (b) Mandatory. The Lender shall notify the Borrower of the result of each Borrowing Base redetermination in accordance herewith by the Lender. If at any time the Lender determines that a Loan Excess exists, then within ninety (90) days of receipt by the Borrower of notice of such Loan Excess the Borrower shall
(x) prepay the Advances (together with accrued interest on the amount to be prepaid to the date of payment) in an amount sufficient to reduce the Advances plus the face amount of all standby letters of credit then outstanding to the then Commitment Limit, and/or (y) execute, deliver and record or cause to be executed and delivered such additional Collateral Documents pursuant to Section 3.1, sufficient to induce the Lender to make an increased redetermination of the Borrowing Base to an amount not less than the outstanding principal balance of the Advances plus the face amount of all standby letters of credit then outstanding. The Borrower specifically acknowledges that no additional grace period (beyond the period stated in the preceding sentence) is applicable under this Agreement to any failure to make such mandatory prepayment before such failure is an Event of Default hereunder.

     (c) Periodic Reductions in Borrowing Base. As part of a Borrowing Base redetermination, the Lender may include as part of the Borrowing Base an automatic reduction schedule, monthly or quarterly, in an amount determined by the Lender in its sole discretion, but based upon the Lender's customary standards and practices from time to time in effect with respect to secured oil and gas property lines of credit. Such automatic reductions, each in the amounts so determined and so scheduled (each a "Periodic Reduction"), shall cause an automatic reduction to the Borrowing Base on the dates set in the schedule so determined by the Lender, which shall be the last day of a month or quarter. Each reduction to the Borrowing Base by a Periodic Reduction shall be permanent, subject to any increase agreed to as part of a subsequent Borrowing Base redetermination. As part of the notification by the Lender to the Borrower of the result of a Borrowing Base redetermination, the Lender shall notify the Borrower of the terms and schedule of any Periodic Reductions included therein. Notwithstanding the foregoing provisions of Subsection 2.4(b), the Borrower shall pay the amount of any Loan Excess that results from the application of each Periodic Reduction to the Borrowing Base on the day that such Periodic Reduction takes effect. The Borrowers specifically acknowledges that the ninety
(90) day grace period set forth in Subsection 2.4(b) pertaining to a Loan Excess resulting from a Borrowing Base redetermination is not applicable to any failure to make such mandatory prepayment triggered by a Loan Excess due to a Periodic Reduction as provided in this Subsection 2.4(c). However, any changes in the Periodic Reduction schedule by the Lender shall not increase the amount of a Periodic Reduction which is to take effect sooner than ninety (90) days after the effective date of that Borrowing Base redetermination which includes such change in the Periodic Reduction schedule as a part thereof. On the Closing Date there is no Periodic Reduction in effect.

     Section 2.5 Fees. (a) The Borrower shall pay the Lender on the Closing Date an upfront commitment fee in the amount specified in the Commitment Letter.

     (b) The Borrower shall pay the Lender an unused facility fee quarterly in arrears beginning June 30, 2005 (for the period from the Closing Date through such date) and on the last day of each succeeding September, December, March and June and on the Maturity Date of the Loan, in an amount equal to one-quarter of one percent (0.25%) per annum on (x) the Commitment Limit less (y) the average outstanding principal balance of the Advances under the Note plus the undisbursed amount of all standby letters of credit then outstanding during such quarter (or lesser time period, as applicable.)

     (c)   Letter of Credit fees are owed and paid as provided in Subsection
2.1(f).

     (d) The Borrower shall pay the Lender a Borrowing Base redetermination fee in the amount specified in the Commitment Letter for each unscheduled redetermination requested by the Borrower at the time of such request.

     (e) The Borrower acknowledges that any subsequent increases in the Amount after the Closing Date (which will require the Borrower's and the Lender's mutual agreement) shall be subject to the payment of an appropriate upfront commitment fee, not to exceed one-quarter of one percent (0.25%), determined by the Lender on the incremental increased portion of the new Amount.

     Section 2.6 Use of Proceeds. The Borrower shall use the proceeds of the Loan in connection with the acquisition and development of oil and gas properties as well as general corporate and working capital purposes (including letters of credit hereunder).

     Section 2.7 Default Rate. Anything in the Note or in any other agreement, document or instrument to the contrary notwithstanding, effective upon an Event of Default or upon the Maturity Date, the Lender shall have the right to prospectively increase the interest rate under the Note to the Default Rate until the Note is paid in full. Upon the acceleration of the principal amount of the Indebtedness represented by the Note, the accelerated principal balance of the Loan shall bear interest from the date of acceleration up to the actual payment (as well after as before judgment) at the Default Rate. All such interest at the Default Rate shall be payable upon demand.

     Section 2.8 Additional Regulatory Costs. If any governmental authority, central bank, or other comparable authority shall at any time impose, modify or deem applicable any reserve (including without limitation any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or shall impose on the Lender any other condition affecting an Advance or the obligation of the Lender to make an Advance; and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Advances to the Borrower, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note by an amount deemed by the Lender to be material, then, within sixty (60) days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

     Section 2.9 Hedge Agreement Quotes. Upon the Borrower's request from time to time, the Lender will provide to Borrower interest rate swap quotes for interest rate Hedge Agreements pertaining to the Loan, not to exceed the Amount or the Maturity Date.

     Section 2.10 Telephonic or Electronic Notice to Lender. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of borrowing or the like given to the Lender, the Lender may act without liability upon the basis of telephonic notice of such request believed by the Lender in good faith to be from an authorized officer of the Borrower prior to receipt of written confirmation. In each such case, the Lender's records with regard to any such telephone notice shall be presumptive correct, absent manifest error. Additionally, the Borrower may transmit notices of borrowing or letter of credit requests or the like by electronic communication, if arrangements for doing so have been approved by the Lender.

     Section 2.11  Usury Recapture.

     (i) If, with respect to the Lender, the effective rate of interest contracted for under this Agreement, the Note and the Collateral Documents (the "Loan Documents"), including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by the Lender hereunder shall bear interest at a rate which would make the effective rate of interest for the Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the "Lost Interest") has been recaptured by the Lender.

     (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by the Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by the Lender the interest rates charged under Section 2.1 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to the Lender the amount of the Lost Interest remaining to be recaptured by the Lender.

     (iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF THE LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF LENDER CONTRACTS FOR, CHARGES, OR RECEIVES (INCLUDING WITHOUT LIMITATION FOLLOWING ACCELERATION OR PREPAYMENT) ANY CONSIDERATION WHICH CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY WITHOUT THE NECESSITY OF THE EXECUTION OF ANY NEW DOCUMENTAND, IF PREVIOUSLY PAID, SHALL AT LENDER'S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE LOAN MADE HEREUNDER BY LENDER OR BE REFUNDED TO THE BORROWER.

     (iv) All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury limit allowed by applicable law through the full term hereof.

     Section 2.12 Business Loans. The Borrower warrants and represents that the Loan and Advances evidenced by the Note are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

                                    ARTICLE 3

                          SECURITY FOR THE OBLIGATIONS

     Section 3.1 Security. The Loan shall be primarily secured by the following:

     (i) Texas Deed of Trust, Mortgage, Assignment, Security Agreement and Financing Statement, executed by the Borrower, granting a first priority mortgage, security interest and assignment of production in the Borrower's interests in various oil and gas properties in North Carthage Field in Harrison and Panola Counties, State of Texas (and after the Closing Date in future locations as Borrower and Lender may agree from time to time) and collateral relating thereto, together with UCC Financing Statements pertaining thereto.

     (ii) Certain deposit accounts (and funds therein) maintained with the Lender.

     (iii) Guaranty Agreement executed by Endeavor.

     (iv) Security Agreement executed by the Borrower, granting a first priority security interest in 100% of the outstanding shares of Endeavor, together with a UCC Financing Statement pertaining thereto.

     (v) Collateral documents executed by Endeavor, granting a first priority lien and security interest in its gas gathering system, together with a UCC Financing Statement pertaining thereto.

     (vi)  Liens assigned by IBC Bank to the Lender.

     (vii) Such additional deeds of trust, mortgage and other collateral documents executed after the Closing Date encumbering such properties as the Borrower and the Lender may agree from time to time.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender (which representations and warranties will survive the extensions of credit under this Agreement) that:

     Section 4.1 Existence. (a) The Borrower is a corporation duly organized, legally existing, duly registered and in good standing under the laws of its state of formation (Oklahoma) and is duly qualified in all other jurisdictions wherein the property it owns or the business it transacts make such qualification necessary and the failure to so qualify would have a material adverse effect on its financial condition, business or operations.

     (b) Each of Endeavor and, until the merger into Borrower, Expedition is a corporation duly organized, legally existing and in good standing under the laws of the state of incorporation (Oklahoma) and is duly qualified as a foreign corporation in all other jurisdictions wherein the property it owns or the business it transacts makes such qualification necessary and the failure to so qualify would have a material adverse effect on its financial condition, business or operations.

     Section 4.2 Names, Numbers and Offices of Borrower. (a) The Borrower is not doing business under any name (including trade names) other than the exact name of the Borrower set forth above, and has never done business previously under any other name. The Borrower's Subsidiaries do business only under their exact names as provided in this Agreement.

     (b) Each Company's location of its state of organization are accurately set forth in the Collateral Documents. Each Company's chief executive office has been continuously located in the State of Oklahoma on and after its respective formation.

     Section 4.3 Power and Authorization. Each Company is duly authorized and empowered to execute, deliver and perform this Agreement, the Note and the Collateral Documents executed by it. All corporate action on the part of each Company (including all shareholder action) requisite for the due creation and execution of the Loan and this Agreement, the Note and Collateral Documents have been duly and effectively taken.

     Section 4.4 Review of Documents; Binding Obligations. Each Company has reviewed this Agreement, the Note and the Collateral Documents with counsel for the Companies and has had the opportunity to discuss the provisions thereof with the Lender prior to execution. This Agreement, the Note and the Collateral Documents constitute valid and binding obligations of the Companies which are party thereto, enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights). Each Company further represents and warrants that it is in compliance with all of the affirmative and negative covenants contained in this Agreement and the Collateral Documents.

     Section 4.5 No Legal Bar or Resultant Lien. This Agreement, the Note and the Collateral Documents do not and will not violate any provisions of any Company's articles of incorporation or bylaws, will not violate any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which any Company is subject, and will not result in the creation or imposition of any Lien upon any property of any Company other than as contemplated by this Agreement.

     Section 4.6 No Consent. The Companies' execution, delivery and performance of this Agreement, the Note and the Collateral Documents do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

     Section 4.7 Financial Condition. All financial statements of the Borrower and any affiliates delivered to Lender fairly and accurately present the financial condition of the parties for whom such statements are submitted and the financial statements of the Borrower and any affiliates have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby which would adversely affect the financial condition of Borrower or any affiliates. Since the close of the period covered by the latest financial statement delivered to Lender with respect to Borrower and any affiliates, there has been no material adverse change in the assets, liabilities, or financial condition of Borrower or any affiliates. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of Borrower, is threatened, which (i) might render Borrower unable to perform its obligations under this Agreement, the Note or the Collateral Documents, or (ii) would constitute a Default hereunder, or (iii) might adversely affect the financial condition of the Borrower or any affiliates or the validity or priority of the Lien of the Collateral Documents. Each Company is solvent and has the ability to pay its Debts when and as due.

     Section 4.8 Taxes and Governmental Charges. Each Company has filed all tax returns and reports required to be filed and have paid all taxes, assessments, fees and other governmental charges levied upon it or upon its property or income which are due and payable, including interest and penalties, or is contesting the same in good faith by appropriate proceedings and has provided adequate reserves for the payment thereof.

     Section 4.9 Defaults. The Companies are not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which such Company is a party or by which it or any of its property is bound.

     Section 4.10 Liabilities and Litigation. (a) Except for liabilities incurred in the normal course of business, the Borrower and its Subsidiaries have no material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed in the most recent financial statements furnished to the Lender. Except as disclosed in the most recent financial statements furnished to the Lender, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting any Company which involves the possibility of any judgment or liability not fully covered by insurance which may materially and adversely affect the business or the property of the Borrower or such Subsidiary or its ability to carry on business as now conducted.

     (b) Without limiting the foregoing, on the Closing Date there is no litigation, legal or administrative proceeding, investigation or other action pending or, to the knowledge of Borrower, threatened against or affecting the Borrower involving non-compliance by the Borrower or its properties with any Applicable Environmental Laws (as defined in Section 4.17).

     (c) Without limiting the foregoing, there is no litigation, legal or administrative proceeding, investigation or other action pending, or to the knowledge of Borrower, threatened against or affecting the Borrower involving allegations that Borrower has failed to adequately develop its properties.

     Section 4.11 Federal Regulations. None of the Loan proceeds will be used for the purpose of, and the Borrower is not engaged in the business of extending credit for the purpose of, purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U. The Borrower is not engaged principally, or as one of the Borrower's important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. No part of the proceeds of the

Loan will be used, directly or indirectly, to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.

     Section 4.12 Utility or Investment Company. No Company is engaged in the generation, transmission, or distribution and sale of electric power; operation of a local distribution system for the sale of natural or other gas for domestic, commercial, industrial, or other use; ownership or operation of a pipeline for the transmission or sale of natural or other gas, crude oil or petroleum products (except for ownership of interests in gathering line systems); provision of telephone or telegraph service to others; production, transmission, or distribution and sale of steam or water; operation of a railroad; or provision of sewer service to others; or any other activity which cause such Company to be subject to regulation as a utility. The Borrower is not an "investment company" within the meaning of the Investment Company Act of l940, as amended.

     Section 4.13 Compliance with the Law. Each Company (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which such Company or any of its property is subject; and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, prospects, profits, property or condition (financial or otherwise) of such Company.

     Section 4.14 ERISA. The Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event", as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of the Borrower.

     Section 4.15 Other Information. All information, reports, papers and data given to the Lender by the Borrower pursuant to this Agreement and in connection with the Borrower's application for the Loan and the Lender's commitment letter are accurate and correct in all material respects, and together constitute a complete and accurate presentation of all facts material thereto. All financial projections given to the Lender were prepared in good faith based on facts and circumstances existing at the time of preparation and were believed by the Borrower to be accurate in all material respects. No information, exhibit or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     Section 4.16 Collateral. (a) The Borrower has good and marketable title to the Collateral, and the Collateral Documents constitute the legal, valid and perfected Liens on the Collateral, free of all Liens except those permitted by this Agreement in Section 6.2.

     (b) The Borrower has, with respect to the Collateral, the working interests and net revenue interests therein as reported to the Lender in connection with the negotiation of this Agreement. Without limiting the preceding sentence, all of the proved reserves (whether producing or not, and whether proved developed or proved undeveloped) included in the reserve report covering the Borrower's (and before the Closing Date, Expedition's) properties in Harrison and Panola Counties, Texas most recently delivered to the Lender (on the Closing Date, the inhouse update of the January 1, 2005, third party engineering report prepared by Cawley Gillespie & Associates dated March 2, 2005, effective as of March 1, 2005) are owned as so reported, are encumbered Collateral in favor of the Lender, and are properly described in the Collateral Documents. Except as otherwise specifically disclosed to the Lender in writing with respect to any particular part of the Borrower's properties, (i) the Borrower is not obligated, whether by virtue of any payment under any contract providing for the sale by the Borrower of hydrocarbons which contains a "take or pay" clause or under any similar arrangement or by virtue of any production payment or otherwise, to deliver hydrocarbons produced or to be produced from the Borrower's properties at any time after the Closing Date without then or thereafter receiving full payment therefor, except for Permitted Hedge Agreements; (ii) none of the Borrower's properties is subject to any contractual or other arrangement whereby payment for production is to be deferred for a substantial period after the month in which such production is delivered; (iii) none of the Borrower's properties is subject to an arrangement or agreement under which any purchaser or other Person is currently entitled to "make-up" or otherwise receive material deliveries of hydrocarbons at any time after the Closing Date without paying at such time the full contract price therefor; and (iv) no Person is currently entitled to receive any material portion of the interest of the Borrower in any hydrocarbons or to receive cash or other payments from the Borrower to "balance" any disproportionate allocation of hydrocarbons under any operating agreement, cash balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements. For purposes of this paragraph, "material" shall mean two hundred ($200,000.00) dollars (or more) or an amount of property with an equivalent value.

     (c) None of the Collateral is subject to any calls on production of hydrocarbons or any gathering or transportation dedications or commitments of any kind.

     (d) Endeavor has good and marketable title to the gas gathering system servicing the Collateral in East Texas.

     (e) On the Closing Date all of the natural gas produced by the Borrower from (and as) Collateral in East Texas for which the Borrower is the operator is sold by the Borrower to Endeavor at the wellhead.

     Section 4.17 Environmental Matters. No friable asbestos, or any substance containing asbestos deemed hazardous by federal or state regulations on the date of this Agreement, has been installed in any Collateral constituting real property. Such real property and the Companies are not in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment (hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called

"CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to such property and known to the Borrower. No hazardous substances or solid wastes have been disposed of or otherwise released on or to such property. The terms "hazardous substance" and "release" as used in this Agreement shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, in the event that the laws of any applicable state establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     Section 4.18 Governmental Requirements. Any Collateral constituting real (immovable) property is in compliance with all current governmental requirements affecting such property, including, without limitation, all current coastal zone protection, zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable governmental authorities with respect to the construction of any improvements on such property and the contemplated use of such property.

     Section 4.19 Contracts. (a) The Contracts when considered as a whole do not materially affect the rights, benefits or security of the Lender under the Collateral Documents and the Contracts do not contain any provision which would prevent the Lender's practical realization of the benefits of the Collateral Documents as to the Collateral. After giving effect to the Contracts, the net revenue interests of the Borrower in the Collateral are not less than those set forth in the Collateral Documents.

     (b) The Borrower has provided to the Lender true, accurate and complete copies of the Participation Agreement (including all amendments).

     Section 4.20 Affiliates. (a) On the Closing Date, the Borrower has no Subsidiaries other than Endeavor and until the merger Expedition, and each of those Subsidiaries has no Subsidiary. On the Closing Date, none of the Companies has an ownership (direct or beneficial) interest in any Person (whether stock, partnership interest, membership interest or otherwise) other than as stated in the preceding sentence. The Borrower owns and controls 100% of the ownership and voting rights in Endeavor and until the merger Expedition. The Borrower has furnished to the Lender true, accurate and complete copies of the organizational documents (articles of incorporation and bylaws) of the Companies.

     (b) None of the Collateral is owned by, or has record title to it in the name of, another company than Borrower and as to the gathering system Endeavor.

     Section 4.21 Debt and Preferred Stock. (a) The Borrower has no Debt for borrowed money from any Person (other than this new Loan), except the PVOG Production

Payment (on the terms described in the definition thereof). The Borrower has no material accounts payable more than sixty days old. The only documents evidencing the PVOG Production Payment are the Participation Agreement (including all amendments).

     (b) On the Closing Date, the Borrower has no preferred stock issued and outstanding.

     Section 4.22 Patriot Act. To the extent applicable, each Company is in compliance, in all material respects, with the (i) federal Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Federal Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for office or any one use acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     Section 4.23 Operations. On the Closing Date, the Operators of the Borrower's Texas properties are as follows:

     Operator                           Field
     --------                           -----
     PVOG                               Participation Agreement Areas I and II
     Borrower                           Participation Agreement Area III
     Hunt Petroleum Corporation         Joe Roberson Units


     Section 4.24 Continuing Accuracy. All of the representations and warranties contained in this Article or elsewhere in this Agreement shall be true through and until the date on which all obligations of Borrower under this Agreement, the Note and the Collateral Documents and any other documents executed in connection therewith are fully satisfied.

                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

     Unless the Lender's prior written consent to the contrary is obtained, the Borrower will at all times comply with the covenants contained in this Article 5 (including where applicable, without the necessity of expressly so stating in each instance, causing its Subsidiaries to comply with such covenant), from the date hereof and for so long as any part of the Indebtedness is outstanding.

     Section 5.1 Performance of Obligations. The Borrower will repay the Indebtedness according to the reading, tenor and effect of the Note and this Agreement. The Borrower will do and perform every act required of it by this Agreement, the Note or in the Collateral Documents at the time or times and in the manner specified.

     Section 5.2 Financial Statements and Reports. The Borrower will furnish or cause to be furnished to the Lender from time to time:

     (a) Borrower's Annual Reports - as soon as available and in any event within 120 days after the close of each fiscal year of the Borrower, the consolidated audited balance sheet of the Borrower as of the end of such year, the consolidated audited statement of income of the Borrower for such year, the consolidated audited statement of changes in shareholder equity of the Borrower for such year, and the consolidated audited statement of cash flow of Borrower for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by a report of the Borrower's independent certified public accountants acceptable to the Lender. Such annual reports shall be accompanied by the certificates of compliance required by Section 5.3.

     (b) Borrower's Quarterly Reports - as soon as available and in any event within 60 days after the end of each fiscal quarter in each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as of the end of such fiscal quarter, the unaudited consolidated statement of income of the Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, the unaudited consolidated statement of changes in shareholders equity of the Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, and the unaudited consolidated statement of cash flow of Borrower for the period from the beginning of the fiscal year to the close of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (and showing without limitation any over or under produced imbalances of production). Such internally prepared quarterly reports shall be accompanied by the certificates of compliance required by Section 5.3.

     (c) Semi-Annual Engineering Reports - as soon as available and in any event by April 1 and October 1 of each year, a semi-annual engineering report covering the Borrowing Base properties, with an effective date of December 31 for the April 1 report and no more than 60 days earlier for the October 1 report, in form and substance acceptable to the Lender. The report for the April 1 determination shall be reviewed by an independent third party petroleum engineers firm acceptable to the Lender. The report for the October 1 determination may be an internal update report furnished by the Borrower with technical review in a meeting between the Borrower and Lender's Energy Technical Services. Without limiting the foregoing sentences, such reports shall include a discussion of assumptions as to engineering, pricing and expenses, and an economic evaluation together with the reserve value of each well of each property in the Borrowing Base, and further categorized as Collateral or non-Collateral and as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, or Proved Undeveloped Reserves. (The Borrower acknowledges that the Lender reserves the right to determine the Borrowing Base based on the provisions hereof and Lender's own evaluations of rates, volumes, prices, assumptions and other factors regardless of this outside engineering data or then market prices.)

     (d) Quarterly Reports - within 60 days after the end of each calendar quarter, three production and price tracking monthly reports pertaining to the Borrowing Base properties on a well by well basis in form acceptable to the Lender's Energy Technical Services, including production volumes, sales volume, sales revenues, production taxes, operating expenses, capital expenditures, and revenue and expense statements. Such report shall include the status of all gas balancing (if any) affecting any of the Borrowing Base properties.

     (e) Periodic Title Information - periodically as available and in any event no later than the date for the delivery of the semi-annual engineering reports under Subsection 5.2(c), copies of drill site title opinions or division order title opinions covering newly drilled wells included in the Collateral which are not covered by title opinions previously delivered to the Lender (i.e., wells drilled within the preceding period); and in addition promptly upon the Lender's request, detailed information concerning any and all requirements or exceptions set forth in any title opinions concerning any of the Collateral.

     (f) Environmental - (I) promptly upon receipt thereof, complete documentation pertaining to any fines levied during the prior year against the Borrower, or to the extent known and available to the Borrower against an Operator of any Collateral, for non-compliance with all applicable federal, state and local environmental laws and regulations; and (II) promptly upon learning thereof, notice of Borrower's acquisition of actual knowledge of the presence of any hazardous materials or solid waste (as defined elsewhere in this Agreement) on or under any Collateral.

     (g) Notices - when required by the terms thereof, the notices required under Section 5.11.

     (h) Audit Reports -promptly upon receipt thereof, one copy of each report (if any) submitted to the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower.

     (i) Insurance Report - within 30 days after the end of each fiscal year of the Borrower, an annual insurance coverage report detailing the insurance program maintained by or for the Borrower.

     (j) S.E.C. Reports - promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower may be required to file with or deliver to any securities exchange or the Securities and Exchange Commission (or any other governmental authority succeeding to the functions thereof) and
           (ii) material news releases and annual reports relating to the Borrower. Such documents shall be deemed to have been delivered on the date such document is included in materials otherwise filed with the Securities and Exchange Commission electronically so as to be publicly available on an internet website to which Lender has access.

     (k) Hedge Agreements - promptly after entering into such contract if requested by the Lender but in any event at the end of each fiscal quarter, written notice of the fact that the Borrower has entered into a Hedge Agreement, together with a list of all Hedge Agreements of the Borrower describing the material terms thereof. Absent a specific request, this information may be provided as part of the Borrower's Form 10-Q.

     (l) Participation Agreement - promptly after execution thereof, copies of each amendment or supplement to or replacement of the Participation Agreement.

     (m) McLachlan Lease - promptly after execution thereof, a copy of the McLachlin Lease, and each amendment or supplement to or replacement thereof.

     (n) Other Information - promptly upon the request of the Lender, all regular budgets and such other financial, technical or other information regarding the business and affairs and financial condition of the Borrower as the Lender may reasonably request (for review and copying).

All balance sheets and other financial reports referred to above shall be in such detail as the Lender may reasonably request and shall conform to the standards described in Section 1.3.

     Section 5.3 Certificates of Compliance. (a) So long as not contrary to the then current rules, regulations or recommendations of the American Institute of Certified Public Accountants or similar body, concurrently with the furnishing of the annual financial statements described above, the Borrower will cause to be furnished to the Lender a certificate from the independent certified public accountants for the Borrower stating that in the ordinary course of their audit of the Borrower, insofar as it relates to accounting matters, their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof; provided, however, that the independent certified public accountants shall not be liable to the Lender for their failure to discover a Default.

     (b) Concurrently with the furnishing of the annual and quarterly financial statements described above, the Borrower will furnish to the Lender a certificate signed by the principal financial officer of the Borrower, stating either that no Default occurred during such quarter (or if it did but no longer exists, the nature and duration thereof) and that no Default then exists, or if a Default exists, the nature, period of existence and status thereof, and specifically setting forth the calculations showing the Borrower's compliance with the financial covenants in Section 5.15.

     Section 5.4 Taxes and Other Liens. Each Company will file all tax returns and reports required to be filed and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon income or upon any of its property (including production, severance, windfall profit, excise and other taxes assessed against or measured by the production of, or the value or proceeds of production of, the Collateral) as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its property; provided, however, such Company shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles) and so long as the payment of same is not a condition to be met in order to maintain an oil, gas or mineral lease in force.

     Section 5.5 Maintenance and Compliance. The Borrower will, and will cause each Subsidiary to, (i) maintain its corporate existence and rights and its current business operations; (ii) observe and comply (to the extent necessary so that any failure will not materially and adversely affect the business of such Person) with all valid existing and future laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations) of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic or foreign; and (iii) maintain its properties (and any property leased by or consigned to it or held under title retention or conditional sales contracts) in generally good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to its properties to the extent necessary so that any failure will not materially and adversely affect the business of such Person.

     Section 5.6 Further Assurances. The Borrower at its expense will, and will cause each Subsidiary to, promptly (and in no event later than 30 days after written notice from the Lender is received) cure any defects, errors or omissions in the creation, execution, delivery or contents of this Agreement, the Note or the Collateral Documents, and execute and deliver to the Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Companies in this Agreement, the Note or in the Collateral Documents or to further evidence and more fully describe the Collateral (including without limitation any renewals, additions, substitutions, replacements or accessions to the Collateral), or to correct any omissions in the Collateral Documents, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens and the priority thereof created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

     Section 5.7 Reimbursement of Expenses. The Borrower will pay all reasonable legal fees and expenses incurred by the Lender in connection with the preparation or administration of this Agreement, the Note and the Collateral Documents. The Borrower will upon request promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement, or to protect the property or business of any Company or to collect the Indebtedness, or to enforce the rights of the Lender under this Agreement or the Note or the Collateral Documents, which amounts will include all court costs, attorneys' fees and expenses, fees and expenses of engineers, auditors and accountants, travel expenses and investigation expenses reasonably incurred by the Lender in connection with any such matters, together with interest at the Default Rate on each such amount from the date that is thirty (30) days after demand by the Lender therefor until the date of reimbursement to the Lender. The Borrower also agrees to pay, and to hold the Lender harmless from any failure or delay in paying, all recording taxes, documentary stamp taxes or other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note, the Collateral Documents, or any modification or supplement thereof or thereto.

     Section 5.8 Insurance. Each Company will maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as are reasonably satisfactory to the Lender and customary in accordance with standard industry practice or as more specifically provided in the Collateral Documents. Upon request of the Lender, the Borrower will furnish or cause to be furnished to the Lender from time to time a summary of the insurance coverage of the Companies in form and substance satisfactory to the Lender and if requested will furnish the Lender original certificates of insurance and/or copies of the applicable policies.

     Section 5.9 Accounts and Records. The Borrower will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the Companies' business and activities.

     Section 5.10 Right of Inspection. The Borrower will permit any officer, employee or agent of the Lender at Lender's risk to visit and inspect any of the property of the Companies, examine the books of record and accounts of the Companies, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Companies with the Borrower's officers, accountants and auditors, and the Borrower will furnish information concerning the Collateral, including schedules of all internal and third party information identifying the Collateral (such as, for example, lease and well names and numbers assigned by the Borrower or the Operator of any mineral properties, division orders and payment names and numbers assigned by purchasers of the hydrocarbons, and internal identification names and numbers used by the Borrower in accounting for revenues, costs and joint interest transactions attributable to the mineral properties), all on reasonable notice, at such reasonable times without hindrance or delay and as often as the Lender may reasonably desire. The Borrower will furnish to the Lender promptly upon request and in the form and content specified by the Lender lists of purchasers of hydrocarbons and other account debtors, schedules of equipment and other data concerning the Collateral as the Lender may from time to time specify.

     Section 5.11 Notice of Certain Events. (a) The Borrower shall promptly notify the Lender if the Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken to cure the effect of such Default.

     (b) The Borrower shall promptly notify the Lender of any change in location of any Company's principal place of business or the office where it keeps its records concerning accounts and contract rights or a change in its name, state of organization or organizational status.

     (c) The Borrower shall promptly notify the Lender of the arising of any litigation or dispute threatened against or affecting the Borrower or any Subsidiary which, if adversely determined, would have a material adverse effect upon the financial condition or business of the Borrower or such Subsidiary. In the event of such litigation, the Borrower will cause such proceedings to be vigorously contested in good faith and, in the event of any adverse ruling or decision, the Borrower shall prosecute all allowable appeals. The Lender may (but shall not be obligated to), after prior notice to Borrower, commence, appear in, or defend any action or proceeding purporting to affect the Loan, or the respective rights and obligations of Lender and Borrower pursuant to this Agreement, and the Borrower agrees to repay the Lender upon demand all necessary expenses, including reasonable attorneys' fees and expenses, incurred by the Lender in connection with such proceedings or actions.

     (d) The Borrower shall promptly notify the Lender of the occurrence of any material adverse change in the value of any oil or gas property or properties which is or are included in and in the aggregate represents at least five (5%) percent of the Borrowing Base, or from which any Company otherwise derives at least five (5%) percent of its revenue. Without limiting the foregoing, the Borrower shall promptly notify the Lender of any notice of default or cancellation from any lessor of any mineral lease in the Collateral. This paragraph does not apply to changes in value resulting from market price changes affecting the oil and gas industry generally.

     (e) The Borrower shall promptly notify the Lender of the creation, incurrence, assumption, existence or filing of any Lien on any Borrowing Base property now owned or hereafter acquired, except for Liens permitted under
Section 6.2.

     (f) The Borrower shall promptly notify the Lender of each creation, acquisition, disposition, dissolution, merger or other change in the status of or addition or removal of any Subsidiary.

     (g) The Borrower shall promptly notify the Lender (if possible in advance) of any change in the identity of the Operator of any of the Borrower's properties.

     (h) The Borrower shall promptly notify the Lender of any notice of default received from or sent to (i) PVOG under the Participation Agreement or
(ii) any Operator.

     (i) The Borrower shall promptly notify the Lender of any event which would render any of the representations and warranties set forth in Article 4 untrue or misleading in any material respect, except as such representations and warranties relate to matters as are changed as permitted by this Agreement.

The foregoing requirements of notice shall not be construed to imply permission or consent by the Lender as to such events or to waive any representations, covenants and defaults set forth in this Agreement.

     Section 5.12 ERISA Information and Compliance. The Borrower will promptly furnish to the Lender (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created by the Borrower, and (ii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created by the Borrower, a written notice signed by the president or the principal financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Borrower.

     Section 5.13 Indemnification. (a) The Borrower will indemnify the Lender and hold the Lender harmless from claims of brokers with whom the Borrower has contracted in the execution hereof or the consummation of the transactions contemplated hereby. The Lender will indemnify the Borrower and hold the Borrower harmless from claims of brokers with whom the Lender has contracted in connection with the transactions contemplated hereby.

     (b) The Borrower will indemnify the Lender and hold the Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against the Lender in any way relating to, or arising in connection with, the use or occupancy of any of the Collateral or any breach of any representation, warranty or covenant under the terms of this Agreement or the Collateral Documents.

     Section 5.14 Environmental Indemnity. The Borrower shall defend, indemnify and hold Lender and its directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys' fees and fees of expert witnesses) arising from or in connection with
(i) the presence on or under all Collateral constituting real (immovable) property of any hazardous substances or solid wastes (as defined elsewhere in this Agreement), or any releases or discharges of any hazardous substances or solid wastes on, under or from such property, or (ii) any activity carried on or undertaken on or off such property, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any officers, employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on such property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transport or disposal of any hazardous substances or solid wastes at any time located or present on or under such property. The foregoing indemnity shall further apply to any residual contamination on or under such property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances. Without prejudice to the survival of any other agreements of the Borrower hereunder, the provisions of this Section shall survive the final payment of all Indebtedness and the termination of this Agreement and shall continue thereafter in full force and effect.

     Section 5.15 Financial Covenants. The Borrower shall comply with the following financial covenants (determined in accordance with Section 1.3), except as specifically stated otherwise:

     (a) Minimum Current Ratio. The Borrower shall maintain, on a quarterly basis as of the last day of each fiscal quarter, a current ratio in an amount not less than 1.00 to 1.00. For purposes of this Section, "current ratio" shall mean the ratio of (x) current assets plus the unused and available portion of the Commitment Limit (being the amount, if any, by which the Commitment Limit then in effect exceeds the sum of the principal balance of unpaid and outstanding Advances and the total undisbursed amount of all letters of credit outstanding as of such date of determination) to (y) current liabilities (excluding therefrom the outstanding balance on the Loan). This calculation will not include the effects, if any, of marking to market Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133.

     (b) Minimum Net Worth. The Borrower shall have a net worth of not less than the amount established by the next sentence on the Closing Date, and thereafter shall maintain at all times the minimum net worth requirement as changed annually on the following basis. During 2005 the Borrower's minimum net worth requirement shall be $28,941,167.00, being 85% of actual net worth number contained in the Borrower's interim financial statement most recently submitted to the Lender before the Closing Date ($34,048,432.00). Thereafter, this minimum net worth requirement shall be changed annually by the Lender after the end of each fiscal year as to the amount to be met during the new calendar year, with the amount to be met during the new calendar year (tested quarterly as of the last day of each fiscal quarter) being increased (but not reduced) by fifty (50%) percent of the Borrower's prior fiscal year's positive net income. For purposes of this covenant, such numbers shall be adjusted to exclude non-cash items, including unrealized gains and losses, arising from the effects, if any, of the marking to market of those Hedging Obligations which are classified as cash flow hedges and determined "effective" pursuant to Financial Accounting Standards Board Rule No. 133 (Accounting for Derivative Instruments and Hedging Activities), or of other rules pertaining to other comprehensive income, and to exclude non-cash expenses associated with stock options.

     (c) Minimum EBITDA to Interest Expense. The Borrower shall maintain, on a quarterly basis as of the last day of each fiscal quarter, a ratio (on a rolling four fiscal quarter basis) of EBITDA to Interest Expense during the four preceding fiscal quarters of not less than
           3.00 to 1.00.

     Section 5.16 Bank Accounts. (a) The Borrower shall maintain (and cause to be maintained) with the Lender the Companies' primary operating, money market/treasury management, collection and disbursement accounts, including without limitation as provided in Section 5.17.

     (b) The Borrower hereby grants to the Lender a continuing security interest in all of Borrower's deposit accounts now existing or hereafter maintained with Lender as security for the Indebtedness, and all funds, investment property and proceeds pertaining thereto.

     (c) The Lender will be granted security interests by the Subsidiaries in all of their respective deposit accounts (if any) (separate from the Borrower's deposit accounts) maintained with Lender as security for the Indebtedness, and all funds, investment property and proceeds pertaining thereto.

     Section 5.17 Revenues.(a) The Borrower and Endeavor each shall immediately deposit daily all payments for oil or natural gas sales from the Borrower's properties (whether or not such property is Collateral), or for resales thereof by Endeavor, to a revenue clearing deposit account with the Lender at all times. All such deposits shall be made no later than the first Business Day after collection by such Company. Without limiting the foregoing, the Borrower shall use its best efforts to cause all Operators of any Company's Collateral or purchasers from the Borrower or any Subsidiary (including Endeavor) which make payments for oil or natural gas sales or purchases by electronic transfer payments to change such electronic payments to be made directly to Borrower's or such Subsidiary's accounts with the Lender. (The foregoing covenant is separate from the Lender's right after an Event of Default to send letters in lieu of transfer orders signed by the Borrower under Sections 7.1(m) and 8.2(c) below.)

     (b) The Borrower and the Lender acknowledge that Collateral is comprised in part of the Borrower's undivided interests in mineral properties for which the Borrower is operator, and accordingly a portion of the payments made to the Borrower from the sale of hydrocarbons from such properties may be owed by the Borrower to the non-operator working interest owners or to royalty or overriding royalty owners. In the event that revenues of another Person attributable to such other Person's working interest or royalty or overriding royalty interest ("Other Revenues") are deposited into the revenue clearing account at Lender, then the Lender agrees that such Other Revenues will be released by the Lender to such Persons (even if an Event of Default has occurred and is continuing) upon the receipt by the Lender of appropriate evidence that such funds are Other Revenues (i.e., are not the Borrower's funds). The Lender shall not be liable, however, for any actions by Lender which are taken in compliance with the terms of this Agreement and the Collateral Documents with respect to funds in the revenue clearing account that are Other Revenues and which are taken before Lender received such evidence that such funds are Other Revenues.

     (c) Upon the occurrence of any Event of Default, the Borrower shall upon Lender's request execute such division orders, transfer orders or letters in lieu thereof as are necessary to direct that all payments of mineral production due to the Borrower from its properties are paid directly to the Lender, including as further provided in the Deed of Trust.

     Section 5.18 Hedging Program. At all times when the Percentage Outstanding exceeds seventy-five (75%), the Borrower shall enter into and maintain in effect a hedging program (the "Hedging Program") consisting of Permitted Hedge Agreements that are mutually satisfactory to the Lender and the Borrower. Without limiting the foregoing, the Borrower acknowledges the Lender's general expectation that at such time the Permitted Hedge Agreements comprising the Hedging Program (i) shall in no contract fix a price for a term of more than three (3) years, and (ii) in the aggregate shall cover no more than seventy-five (75%) percent of the Borrower's projected oil and gas PDP production set forth in the most recent third party engineering report.

     Section 5.19 Payables. The Companies shall pay all accounts payable for which applicable law grants the account holder a Lien against any property of such Company within 60 days from the date such payable is due and owing; provided, however, such Company shall not be required to pay any such account if the amount or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if such Company shall have set up reserves therefore adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles) and so long as such contest proceedings conclusively operate to stay the sale of any property subject to such Lien to satisfy such account.

                                    ARTICLE 6

                               NEGATIVE COVENANTS

     Unless the Lender's prior written consent to the contrary is obtained, the Borrower will at all times comply with the covenants contained in this Article 6 (including where applicable, without the necessity of expressly so stating in each instance, causing its Subsidiaries to comply with such covenant), from the date hereof and for so long as any part of the Indebtedness is outstanding.

     Section 6.1 Debts, Guaranties and Other Obligations. Each Company will not incur, create, assume or in any manner become or be liable in respect of any Debt direct or contingent, except for:

     (a)   The Indebtedness to the Lender.

     (b) Customary trade payables or operating leases, and endorsements of negotiable instruments for deposit or collection, all from time to time incurred in the ordinary course of business.

     (c) Debt under operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business. [For the avoidance of doubt, it is acknowledged that this covenant is separate and independent of the Event of Default under
           Section 8.1(n).]

     (d) Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

     (e)   Hedging Obligations incurred under Permitted Hedge Agreements.

     (f)   Debt owing by a Subsidiary to the Borrower.

     (g) The PVOG Production Payment; provided, the Borrower shall not (i) prepay any portion of such Debt before it is due while a Default has occurred and is continuing, (ii) borrow any additional amount thereunder nor re-borrow amounts paid thereunder, nor (iii) amend any of the documents evidencing or pertaining to the PVOG Production Payment as in effect on the Closing Date or enter into any new agreements pertaining thereto which affect the terms of the PVOG Production Payment adversely to the Borrower, in each case without the Lender's prior written consent.

     Section 6.2 Liens. The Borrower will not, and will not allow or suffer any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its property now owned or hereafter acquired, except for:

     (a) Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor, and so long as the payment of same is not a condition to be met in order to maintain in force such Person's interest in such property or (if applicable) the Lender's first Lien therein.

     (b) Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not more than 90 days past due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor, and so long as the payment of same is not a condition to be met in order to maintain in force such Person's interest in such property or (if applicable) the Lender's first Lien therein.

     (c) Inchoate liens arising under ERISA to secure the contingent liability of the Borrower permitted by this Agreement.

     (d) The pledge of the Collateral and any other Liens in favor of the Lender to secure the Indebtedness of the Borrower to the Lender.

     (e) Minor imperfections of title or non-monetary Liens that do not materially impair the development, operation or value of property in its intended use or the title thereto and which are of a nature commonly existing with respect to properties of a similar character as the Collateral.

     (f) Royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower warranted in the Collateral Documents.

     (g) Operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business in good faith. [For the avoidance of doubt, it is acknowledged that this covenant is separate and independent of the Event of Default under Section 8.1(n).]

     (h) Judgment Liens arising in the ordinary course of business (provided the litigation is actively being contested in good faith and by appropriate proceedings) and which do not constitute an Event of Default under Section 8.1(j).

     (i) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs (excluding Liens under Section 4068 of ERISA) or to secure the performance of bids, tenders, statutory obligations, surety and appeal bonds, contracts (other than for payment of debt) or operating leases, in each case made in the ordinary course of business.

     (j)   The PVOG Production Payment.

The inclusion of this Section 6.2 shall not constitute in any way an acknowledgment by the Lender of the validity, legality, enforceability or binding effect on the Lender of such Liens, the sole purpose of this provision being to provide that the existence of any such permitted Liens shall not in and of itself constitute an Event of Default under this Agreement.

     Section 6.3 Investments, Loans and Advances. The Borrower will not (directly or indirectly through any Subsidiary), and will not allow or suffer any Subsidiary to, make or permit to remain outstanding any loans or advances or extensions of credit to, or purchases or other acquisitions of capital stock or ownership (direct or beneficial) interests or obligations of, or other investments in, any Person (including without limitation any Subsidiary), except for:

     (a) Investments in readily marketable direct obligations of the United States of America or any agency thereof.

     (b) Investments in either certificates of deposit of maturities less than one year issued by the Lender, or, if the Lender is not substantially competitive (in terms of its certificate of deposit interest rate for comparable amounts) with other banks (having a credit rating equal or better than the Lender's), certificates of deposit of maturities less than one year issued by one or more of such other banks.

     (c) Investments in commercial paper of maturities less than one year with the best rating by Standard & Poors, Moody's Investors Service, Inc., or any other rating agency satisfactory to the Lender.

     (d) Routine advances to employees made in the ordinary course of business, and that do not exceed historical levels in a material manner.

     (e) Advances pursuant to operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business.

     (f) Accounts receivable created or acquired in the ordinary course of business and upon terms common in the industry for such accounts.

     (g) The Borrower's ownership of equity interests in Endeavor and until the merger Expedition.

     (h) Loans and advances made by the Borrower to its Subsidiaries in the ordinary course of business to be used in normal business operations of such Subsidiary.

     (i)   The McLachlan Lease.

For the avoidance of doubt, pursuant to the foregoing the Borrower shall not establish, acquire or otherwise own any new Subsidiary after the Closing Date, without in each case the prior written consent of Lender.

     Section 6.4 Nature of Business. The Borrower will not permit any material change to be made in the character of its business as carried on at the date hereof.

     Section 6.5 Mergers and Consolidations. The Borrower will not, and will not allow or suffer any Subsidiary to, acquire, merge with or consolidate with any Person or acquire by purchase, lease or otherwise all or substantially all of the assets of any Person (whether or not such acquisition, merger or consolidation requires any capital expenditures on the part of the Borrower).

     Section 6.6 ERISA Compliance. The Borrower will not at any time permit any Plan maintained by it to engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code; incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of the Borrower pursuant to Section 4068 of ERISA.

     Section 6.7 Changes. Each Company will not without 30 days prior notice to the Lender change the location of any of its Collateral, or change the location of its state of organization or chief executive office or change its name.

     Section 6.8 Sales. The Borrower will not, and will not allow or suffer any Subsidiary to, sell, assign, transfer by bond for deed, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property (whether now owned or hereafter acquired) to any Person. The Borrower will not, and will not allow or suffer any Subsidiary to, sell, assign, transfer by bond for deed, lease or otherwise dispose (including by any sale-leaseback transaction) of any of its Collateral or any material portion of its other property, business, or assets, including without limitation any producing mineral properties or equity interests in a Subsidiary, except for sales of production (in compliance with the terms of the Collateral Documents and this Agreement), collection of its accounts, sales of items of equipment which are obsolete or otherwise no longer useful for such Person's operations, and sales of items of equipment to the extent the proceeds of such sale are promptly reinvested in the acquisition of replacement equipment, in each case in the ordinary course of business. For purposes of the preceding sentence, "material" means asset sales which exceed in the aggregate $100,000.00 during any one fiscal year.

     Section 6.9 Agreements. Except for the McLachlan Drilling Contract, each Company will not enter into or be a party to any contract or agreement for the purchase of materials, supplies or other property or services if such contract or agreement shall require that such Company make payment for such materials, supplies or other property irrespective of whether delivery thereof is made or whether such services are rendered. Except in the ordinary course of business, each Company will not enter into any arrangement with any gas pipeline company or any other purchaser of hydrocarbons regarding the Collateral whereby the Company agrees that said gas pipeline company or purchaser may set off any claim against the Company by withholding payment for any hydrocarbons actually delivered.

     Section 6.10 Distributions or Redemption. The Borrower will not (i) pay or declare any dividend on any class of its stock (other than stock dividends),
(ii) make any other distribution or other shareholder expenditure on account of any class of its stock, nor set aside any funds for such purpose, nor (iii) otherwise make or agree to pay for or make, directly or indirectly, any other distribution with respect to any shares of any class of its stock, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrants or other right to acquire any such shares.

     Section 6.11  Reserved.

     Section 6.12 Management. The Borrower will not permit or suffer a change in the key management of the Borrower and its Affiliates to occur. For purposes of this Section, key management shall mean the continued active full time employment of each of Ken Kenworthy, Jr. (as CEO and President) and Ken Kenworthy Sr. (as CFO and EVP); provided, however, that the cessation of active employment of one such officer due to death or disability shall not be a Default hereunder so long as the Borrower hires or promotes a replacement officer with experience and qualifications reasonably acceptable to the Lender within four
(4) months of the former officer's cessation of activity.

     Section 6.13 Change of Ownership or Control. (a) No Person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), other than existing management of Borrower as of the Closing Date, shall become the beneficial owner of more than 33% of the total voting power of the capital stock of the Borrower then outstanding.

     (b) A majority of the members of the Board of Directors of the Borrower shall not cease to be Continuing Directors. For purposes of this Section, the term "Continuing Directors" of a Person means any member of such Person's Board of Directors who: (x) was a member of such Person's Board of Directors on the Closing Date; or (y) was nominated for election or elected with the approval of a majority of the Continuing Directors who were then members of such Person's Board of Directors (but excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Continuing Directors).

     Section 6.14 Transactions with Affiliates. The Borrower will not sell, transfer, lease or otherwise dispose of (including pursuant to any merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower as could be obtained on an arms-length basis from unrelated third persons in a comparable transaction.

     Section 6.15 Subsidiaries. The Borrower will not allow or suffer any changes to be made in the ownership structure of each Subsidiary, and shall not own and control directly or indirectly less than one hundred (100%) percent of the ownership and voting rights in each Subsidiary. The Borrower will not create, incur, assume or permit to exist any Lien on its equity interest in any Subsidiary, other than in favor of the Lender.

     Section 6.16 Restrictive Agreements. The Borrower will not directly or indirectly enter into, incur or permit to exist, or permit any Subsidiary so to do, any agreement or other arrangement that (i) prohibits, restricts or imposes any condition upon the ability of a Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (ii) prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or other ownership interest or to repay to the Borrower any loans or advances, provided that (x) the foregoing shall not apply to restrictions and conditions imposed by corporate law or by this Agreement and (y) clause (i) of this Section shall not apply to customary provisions in leases restricting the transfer thereof.

                                    ARTICLE 7

                              CONDITIONS OF LENDING

     Section 7.1 Conditions of Lending. The obligation of the Lender to make the Loan (or issue a standby letter of credit) is subject to the accuracy of each and every representation and warranty of the Borrower contained in this Agreement, the absence of a Default or an Event of Default, and to the receipt of the following on or before the Closing Date:

     (a) Agreement. A duly executed counterpart of this Agreement signed by all the parties hereto.

     (b)   Note. The duly executed Note signed by the Borrower.

     (c) Good Standing. Certificates of good standing of the Companies issued by the Secretaries of State of Oklahoma, Texas, Louisiana and New Mexico.

     (d) Corporate Certificates. A certificate of the secretary of each Company (i) setting forth resolutions of its board of directors in form and substance satisfactory to the Lender with respect to the unanimous authorization of this Agreement, the Note and the Collateral Documents to which it is a party, (ii) attaching the articles of incorporation and bylaws of such Company, and (iii) setting forth the officers authorized to sign such instruments.

     (e)   Fee. The upfront commitment fee required by Section 2.5.

     (f) Collateral Documents. Duly executed and recorded mortgages or deeds of trust, executed security agreements, filed financing statements covering the Collateral, and executed guaranty agreement.

     (g) Stock Certificates. The original stock certificates held by the Borrower for its shares in Endeavor, duly endorsed in blank and delivered to the Lender with executed stock powers.

     (h) Lien Searches. UCC lien searches satisfactory to the Lender from Oklahoma, Texas and other pertinent states pertaining to the Companies.

     (i) Title Opinions. Title opinions with respect to portions of the Collateral, by counsel acceptable to Lender, and otherwise in form, scope and substance satisfactory to the Lender and Lender's counsel, which indicate that the Borrower has good and marketable title to the interests in the Collateral in amounts not less than those specified in the Collateral Documents or otherwise represented to Lender, subject to no Liens other than the Collateral Documents and those accepted by the Lender in writing.

     (j) Legal Opinion. Legal Opinion from the Borrower's counsel (Crowe & Dunlevy) in form, scope and substance satisfactory to the Lender and Lender's counsel.

     (k) Insurance. Satisfactory evidence of all insurance coverages relating to the Collateral and the Borrower.

     (l) Environmental. Complete documentation pertaining to any previous fines levied against the Borrower or any current Operator of the Collateral for non-compliance with applicable federal, state and local environmental laws and regulations.

     (m) Letters in Lieu. Undated letters (in lieu of division or transfer orders) executed by Borrower, in form and substance satisfactory to the Lender, to each purchaser of production or disburser of the proceeds of production from or attributable to the Collateral, together with additional letters with the addressees left blank, authorizing and directing that payment of all production proceeds attributable to the Collateral and other properties in the Borrowing Base be made directly to the Lender. Such letters shall be held by Lender and not delivered, as provided in Subsection 8.2(c), until the occurrence of an Event of Default.

     (n) Prior Bank's Assignment. Executed payoff letter from IBC Bank, and executed assignments of mortgage, deed of trust and financing statements covering all of its Liens against any properties of the Companies.

     (o) Merger. Executed and filed merger documents accomplishing the merger of Expedition into the Borrower, filed in the appropriate public records, including without limitation the Oklahoma Secretary of State and the Secretary of State and counties of Texas.

     (p) Legal Fees. Payment of the reasonable legal fees and expenses incurred by the Lender in accordance with Section 5.7.

In the event that the Lender in its sole and absolute discretion waives the receipt of any items set forth above, the Borrower agrees that it nonetheless will promptly deliver such item to the Lender upon request within the time period reasonably specified by the Lender.

     Section 7.2 Certification. The obligation of the Lender to make the Loan is further subject to the certification by the Borrower, which the Borrower hereby makes, that no Default or Event of Default exists, and that no material adverse change (in the Lender's sole determination) in the Collateral or other assets, liabilities, financial condition, business operations, affairs or circumstances of the Companies or other facts, circumstances or conditions (financial or otherwise) upon which Lender has relied or utilized in making its decision to make this Loan have occurred from those reflected in the most recent financial statements furnished to the Lender prior to the Closing Date or otherwise existing at the time of the issuance of Lender's commitment letter.

     Section 7.3 Post-Closing Items. (a) The Borrower will furnish the Lender with a title update letter by September 15, 2005, on the Collateral based on a landman's runsheet covering the counties records confirming the recordation of the merger of Expedition and of the Lender's Collateral Documents and the Lender's first priority Lien.

     (b) Certain properties included within the Borrowing Base from time to time at zero or low value may not be covered by title opinions at the time of their inclusion in the Borrowing Base. The Borrower acknowledges and agrees that the Lender has the right under the terms of this Agreement to require title opinions on such Borrowing Base properties in the future at the time of a material increase in the value attributed to such property in the Borrowing Base, and Borrower agrees promptly to deliver such title opinions and acknowledges that in the absence thereof such properties may be excluded by the Lender from the Borrowing Base (as provided in the definition of Borrowing
Base).

     Section 7.4 Each Additional Advance. The obligation of the Lender to make additional Advances on the line of credit or issue standby letters of credit is subject to the satisfaction of each of the following conditions:

     (a) Each of the representations and warranties of the Companies contained in this Agreement and the Collateral Documents shall be true and correct on and as of the date of each subsequent Advance or issuance, both before and after giving effect to the proposed Advance or issuance and to the application of the proceeds therefrom, as though made on and as of such date, except as such representations and warranties relate to matters that are changed as permitted by this Agreement, or except to the extent such representations and warranties by their terms specifically refer and relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

     (b) At the time of such Advance, no Default shall have occurred and be continuing.

     (c) There shall have occurred no material adverse change (in the Lender's sole determination), either individually or in the aggregate, in the assets, liabilities, financial condition, business operations, affairs or circumstances of the Borrower and the Subsidiaries taken as a whole, except to the extent that such changes are permitted by this Agreement.

     (d) If reasonably required by Lender, a bringdown title search report by a landman or land title service in the appropriate states, confirming the absence of Lien filings against the Borrower since the effective date of the preceding bringdown search.

     Section 7.5 Title Opinions. It is expressly acknowledged by the Borrower that the waiver by the Borrower (on the basis of the Borrower's business judgment) of any title requirements contained in any title opinions delivered to the Lender from time to time in connection with this Agreement, and funding by the Lender of Advances, shall not constitute a waiver by the Lender of any of the representations or warranties of the Borrower contained herein.

     Section 7.6 Initial Advance. Without limiting the requirements of Section 7.1, the Borrower expressly acknowledges and agrees that, at the Borrower's request, this Agreement and the Note are being executed and delivered on the Closing Date notwithstanding that various requirements necessary for the Lender to make the initial Advance to the Borrower under the Loan remain unsatisfied. The Borrower expressly acknowledges and agrees that notwithstanding the execution and delivery of this Agreement by the Lender and the receipt and acceptance by the Lender of the Note, the Lender shall not have an obligation to make any portion of the Loan available (or issue a standby letter of credit) to Borrower until the conditions set forth in Section 7.1 and Section 7.4 are satisfied, including without limitation (xi) Subsections 7.1(d), (e), (f), (g),
(j), (m), (n), (o) and (p), (y) the execution and recordation (where applicable) of the Deed of Trust, the Security Agreement (Stock) and financing statements by the Borrower, and the Guaranty Agreement, the Security Agreement and other collateral documents by Endeavor, and (y) delivery of the title update letter from Borrower's counsel (Bill Whitehurst) based on landman's runsheets from the appropriate Texas counties to a recent date, which also expressly authorizes the Lender to rely on all previous title opinions rendered by such counsel to the

Borrower or PVOG pertaining to the Collateral, in each case (for all of the foregoing) satisfactory to the Lender and to Lender's counsel.

                                    ARTICLE 8

                                     DEFAULT

     Section 8.1 Events of Default. Any of the following events shall be considered an "Event of Default" as that term is used herein:

     (a)   Principal and Interest Payments. The Borrower fails to make payment
           (x) when due of any principal or interest installment on the Note, any unused facility fee, any commitment fee, engineering fee or any other Indebtedness incurred pursuant to this Agreement to the Lender, and such failure continues unremedied for a period of three (3) Business Days after the earlier of (i) notice thereof being given by the Lender to the Borrower or (ii) such default otherwise becoming known to the president or chief financial officer of the Borrower or
           (y) when due of any mandatory prepayment under Subsection 2.4(b) or Subsection 2.4(c).

     (b) Representations and Warranties. Any representation or warranty made by or on behalf of any Company contained in this Agreement, the Note or any of the Collateral Documents proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made to the Lender by any Person under this Agreement, the Note or any of the Collateral Documents proves to have been untrue in any material adverse respect as of the date as of which the facts therein set forth were stated or certified. For purposes of this paragraph, to the extent such representation or warranty pertains to individual properties, "material" shall mean two hundred thousand ($200,000.00) dollars or amount of property with an equivalent value.

     (c) Specific Covenants. The Borrower fails to observe or perform at any time any covenant or agreement contained in Section 5.6, Section 5.8, Section 5.15, Section 5.16,
           Section 5.17, or Article 6 of this Agreement.

     (d) Covenants. The Borrower or other Person (other than the Lender) defaults in the observance or performance of any of the covenants or agreements contained in this Agreement, the Note or any of the Collateral Documents to be kept or performed by the Borrower or such Person (other than a default under Subsections (a) through (c) hereof), and such default continues unremedied for a period of 30 days after the earlier of (i) notice thereof being given by the Lender to the Borrower or such Person, as applicable, or (ii) such default (and the fact that it is a default) otherwise becoming known to the president or chief financial officer of the Borrower or other Person, as applicable.

     (e) Other Debt to Lender. The Borrower or any other Company defaults in the payment of any amounts due to the Lender or in the observance or performance of any of the covenants, or agreements contained in any loan agreements, notes, leases, collateral or other documents relating to any Debt of the Borrower to the Lender other than the Indebtedness, and any grace period applicable to such default has elapsed.

     (f) Other Debt to Other Lenders. The Borrower defaults (x) under the PVOG Production Payment or (y) in the payment of any amounts due to any Person (other than the Lender) or in the observance or performance of any of the covenants or agreements contained in any credit agreements, notes, leases, collateral or other documents relating to any Debt of the Borrower to any Person (other than the Lender) in excess of $50,000.00, and any grace period applicable to such default has elapsed.

     (g) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of any Company, or of any of its respective

           Collateral, is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against any Company under the Federal Bankruptcy Code; or any Company is adjudicated bankrupt or insolvent; or any material portion of the property of is sequestered by court order and such order remains in effect for more than 30 days after such party obtains knowledge thereof; or a petition is filed against any Company under any reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

     (h) Voluntary Petitions. Any Company files a case under the Federal Bankruptcy Code or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law.

     (i) Assignments for Benefit of Creditors. Any Company makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of any Company or of all or any part of its property.

     (j) Undischarged Judgments. Judgment for the payment of money in excess of $50,000.00 (which is not covered by insurance) is rendered by any court or other governmental body against any Company, and such Company does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof, and within said 30-day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles.

     (k) Attachment. A writ or warrant of attachment or any similar process shall be issued by any court against all or any material portion of the property of any Company, and such writ or warrant of attachment or any similar process is not released or bonded within 30 days after its entry.

     (l) Condemnation. The Collateral, or any substantial portion thereof, is condemned or expropriated under power of eminent domain by any legally constituted governmental authority.

     (m) Invalidity. Any Company shall assert in writing that any material provision of this Agreement, the Note or any of the Collateral Documents shall for any reason be or cease to be valid and binding on such Company after the Closing Date.

     (n) Debt to Operator. On the last day of any calendar month the Borrower or until the merger Expedition has owed any Operator (not counting the PVOG Production Payment) the cumulative amount of $200,000.00 or greater for more than forty-five consecutive days without the Lender's written consent; provided, however, such Debt shall not be an Event of Default and such Company shall not be required to pay any such account if the amount or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if such Company shall have set up reserves therefore adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles) and so long as such contest proceedings conclusively operate to stay and prevent the set off or withholding of monies by such Operator and the sale or seizure of any property subject to any Lien held by such Operator to satisfy such account.

     Section 8.2 Remedies. (a) Upon the happening of any Event of Default specified in the preceding Section (other than Subsections (g) or (h) thereof),
(i) all obligations, if any, of the Lender to make Advances to the Borrower or issue letters of credit at the request of the Borrower shall immediately cease and terminate, and (ii) the Lender may by written notice to the Borrower declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

     (b)   Upon the happening of any Event of Default specified in Subsections
(g) or (h) of the preceding Section, (i) all obligations, if any, of the Lender to make Advances to the Borrower or issue letters of credit at the request of the Borrower shall immediately cease and terminate, and (ii) the entire principal amount of all obligations then outstanding including interest accrued thereon shall, without notice or action by the Lender, be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

     (c) In addition to the foregoing, the Lender may exercise any of the rights and remedies established in the Collateral Documents or avail itself of any other rights and remedies provided by applicable law, including without limitation completing and sending the letters described in Subsection 7.1(m). In the event the Lender sends such letters, the Lender agrees that it shall request such purchasers of production to remit any proceeds net of lease operating expenses and production taxes. However, the Lender may accept any gross payments made despite such requests without liability thereunder.

     (d) In furtherance of the foregoing, to the extent that any standby letters of credit are outstanding upon the occurrence of any Event of Default, the Lender may be written notice to the Borrower require the Borrower to pay to the Lender immediately on such demand the full undisbursed amount of such letters of credit to be held by the Lender as collateral for the payment of such letters of credit. Such amount shall bear interest from demand until paid at the Default Rate notwithstanding any interest rate provision to the contrary in any letter of credit application or agreement between the Borrower and the Lender, even if executed after this Agreement.

     Section 8.3 Set-Off. Upon the occurrence of any Event of Default, the Lender shall have the right to set-off any funds of the Borrower or any Company in the possession of the Lender (including without limitation funds in the accounts provided for in Article 5) against any amounts then due by the Borrower to the Lender pursuant to the Agreement (but the Borrower acknowledges that the Lender may apply funds in such accounts against any interest, fee or mandatory principal prepayment amounts then due and payable by the Borrower even without the occurrence of an Event of Default). The Borrower agrees that any holder of a participation in the Note may exercise any and all rights of counter-claim, set-off, banker's lien and other liens with respect to any and all monies owing by Borrower to such holder as fully as if such holder of a participation were a holder of a note in the amount of such participation.

     Section 8.4 Marshaling. The Companies shall not in any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and the Borrower expressly agrees that the Lender may execute or foreclose upon the Collateral Documents in such order and manner as the Lender, in its sole discretion, deems appropriate.

                                    ARTICLE 9

                                  MISCELLANEOUS

     Section 9.1 Notices. Any notice or demand which by provision of this Agreement or any Collateral Document referencing this provision, is required or permitted to be given by one party to the other party hereunder shall be given by (i) deposit, postage prepaid, in the mail, registered or certified mail, or
(ii) delivery to a recognized express courier service, or (iii) delivery by hand, or (iv) by facsimile, in each case addressed (until another address or addresses is given in writing by such party to the other party) as follows:

     If to Borrower:   GMX Resources Inc.
                       9400 North Broadway, Suite 600
                       Oklahoma City, Oklahoma 73114

                       Attention: Chief Financial Officer

                       Facsimile Number:  (405) 600-0600

     If to Lender:     Hibernia National Bank
                       5718 Westheimer, Suite 600
                       Houston, Texas  77057

                       Attention:  David R. Reid

                       Facsimile Number: (713) 435-5106


All notices sent by facsimile transmission shall be deemed received by the addressee upon the transmitter's receipt of acknowledgment of receipt from the offices of such addressee (if before 5:00 p.m. on a Business Day; if later, then on the next Business Day).

     Section 9.2 Entire Agreement. This Agreement, the Note and the Collateral Documents set forth the entire agreement of the Lender and the Borrower with respect to the Indebtedness, and supersede all prior written or oral understandings with respect thereto;

provided, however, that all written representations, warranties and certifications made by the Borrower to the Lender with respect to the Indebtedness and the security therefor shall survive the execution of this Agreement. The Borrower is not relying on any representation by the Lender, and no representation has been made, that the Lender will, at the time of a Default or at any other time, waive, negotiate, discuss, or take or refrain from taking any action with respect to such Default.

     Section 9.3 Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Note.

     Section 9.4 Amendment. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     Section 9.5 Invalidity. In the event that any one or more of the provisions contained in this Agreement, the Note, or the Collateral Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Note or the Collateral Documents.

     Section 9.6 Survival of Agreements. All representations and warranties of the Borrower herein, and all covenants and agreements herein not fully performed before the effective date of this Agreement, shall survive such date.

     Section 9.7 Waivers. No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any of its rights, powers or privileges under this Agreement, the Note or the Collateral Documents, shall operate as a waiver thereof.

     Section 9.8 Cumulative Rights. The rights and remedies of the Lender under this Agreement, the Note and the Collateral Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

     Section 9.9 Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Borrower and the Lender to be performed hereunder.

     Section 9.10 Successors and Assigns; Participants. (a) All covenants and agreements made by or on behalf of the Borrower in this Agreement, the Note and the Collateral Documents shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower may not assign its rights or obligations under this Agreement.

     (b) This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Indebtedness, and this Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as the Indebtedness may be transferable, it being understood that, upon the transfer or assignment by the Lender of any of the Indebtedness, the legal holder of such Indebtedness shall have all of the rights granted to the Lender under this Agreement.

     (c) The Borrower hereby recognizes and agrees that the Lender may, from time to time, one or more times, transfer all or any portion of the Indebtedness to one or more third parties. Such transfers may include, but are not limited to, sales of participation interests in such Indebtedness in favor of one or more third party lenders. Borrower specifically (i) consents to all such transfers and assignments, waives any prior or subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable law; (ii) agrees that the purchaser of a participation interest in the Indebtedness will be considered as the absolute owner of a percentage interest of such Indebtedness and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) waives any right of offset that Borrower may have against the Lender, and/or any purchaser of such a participation interest in the Indebtedness, and unconditionally agrees that either the Lender or such a purchaser may enforce Borrower's Indebtedness under this Agreement, irrespective of the failure or insolvency of the Lender or any such purchaser; (iv) agrees that any purchaser of a participation interest in the Indebtedness may exercise any and all rights of counter-claim, set-off, banker's lien and other liens with respect to any and all monies owing to the Borrower; and (v) agrees that, upon any transfer of all or any portion of the Indebtedness, the Lender may transfer and deliver any and all collateral securing repayment of such Indebtedness to the transferee of such Indebtedness and such collateral shall secure any and all of the Indebtedness in favor of such a transferee, and after any such transfer has taken place, the Lender shall be fully discharged from any and all future liability and responsibility to Borrower with respect to such collateral, and the transferee thereafter shall be vested with all the powers, rights and duties with respect to such collateral.

     Section 9.11 Relationship Between the Parties. The relationship between the Lender and the Borrower shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure, or partnership. The Lender has no fiduciary obligation to the Borrower with respect to this Agreement or the transactions contemplated hereby.

     Section 9.12 Limitation of Liability. This Agreement, the Note and the Collateral Documents are executed by an officer of the Lender, and by acceptance of the Loan, the Borrower agrees that for the payment of any claim or the performance of any obligations hereunder resulting from any default by the Lender, resort shall be had solely to the assets and property of the Lender, and no shareholder, officer, employee or agent of the Lender shall be personally liable therefor.

     Section 9.13 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

     Section 9.14 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

     SECTION 9.15 GOVERNING LAW. THIS AGREEMENT IS, AND THE NOTE WILL BE, CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING FEDERAL LAW THAT PERMITS LENDER TO CHARGE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE LENDER IS LOCATED) AND THE STATE OF TEXAS. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Note, or the transactions contemplated hereby and (b) to the extent that Lender may be subject to Texas law limiting the amount of interest payable for its account, Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect, provided that the Lender may also rely, to the extent permitted by applicable laws including without limitation the laws of the United States, on alternative maximum rates of interest under other laws applicable to the Lender for calculation of the Maximum Rate if the application thereof results in a greater Maximum Rate.

     Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.17 WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. (a) THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE NOTE, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS OR (iv) THE COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS

KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER AND THE LENDER, AND THE BORROWER AND THE LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER AND THE LENDER FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

     (b) THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL EASTERN DISTRICT COURT IN LOUISIANA, AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTES, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. THE BORROWER AGREES THAT NOTHING HEREIN SHALL LIMIT THE LENDER'S RIGHT TO SUE IN ANY OTHER JURISDICTION.

     (c) THE BORROWER HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 9.1 OR AT SUCH OTHER ADDRESS AS TO WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     SECTION 9.18 AGREEMENT SUPERCEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE, THE COLLATERAL DOCUMENTS, AND ANY OTHER WRITTEN INSTRUMENTS EXECUTED PURSUANT TO THIS AGREEMENT REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HEREOF, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 9.19 Imaging. The Borrower understands and agrees that the Lender's document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and the Borrower waives any right that it may have to claim that the imaged copies of this Agreement and the Collateral Documents are not originals in any court proceedings pertaining thereto.

     Section 9.20 Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Companies, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

     SECTIONS 2.8, 5.13 AND 5.14 CONTAIN AN INDEMNITY.


BORROWER:                                GMX RESOURCES INC.


                                         By:    /s/ Ken L. Kenworthy Sr.
                                                --------------------------------
                                         Title: Executive Vice President and CFO


LENDER:                                  HIBERNIA NATIONAL BANK


                                         By:    /s/ H. Charles Voorhies IV
                                                --------------------------------
                                         Title: Vice President

                                   ADDENDUM I

                              LIBO RATE PROVISIONS

     1. The Lender shall determine the interest rate applicable to LIBO Rate Advances, and its determination shall be conclusive in the absence of manifest error. The Lender shall endeavor to notify the Borrower prior to the date on which an interest payment is due, provided that the failure of the Lender to provide such notice shall not affect the Borrower's obligation to pay interest on such date.

     2. If any applicable law or regulation, or the action of any applicable regulatory requirement increases the reserves or capital required to be maintained by the Lender with respect to the Loan (including unfunded commitments and obligations on letter of credit), the Lender shall promptly deliver a certificate to the Borrower specifying the additional amount as will compensate the Lender for the additional costs, which certificate shall be conclusive in the absence of manifest error. The Borrower shall pay the amount specified in such certificate promptly upon receipt.

     3. If the Lender gives notice to the Borrower that no LIBO bid rate is quoted to the Lender (or otherwise that adequate and reasonable methods do not exist for ascertaining the LIBO Rate) for the applicable Interest Period or in the applicable amounts (which notice shall be conclusive and binding on the Borrower absent manifest error), then (A) the obligation of the Lender to make a LIBO Rate Advance and the ability of the Borrower to select the LIBO Rate for an Advance shall be suspended, and (B) the Borrower shall either prepay all LIBO Rate Advances for which an interest rate is to be determined on such date or the Loan shall thereafter bear interest at the Base Rate.

     4. If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D of the Board of Governors of the Federal Reserve System) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

           (i) changes the basis of taxation of payments to the Lender or any principal, interest, or other amounts attributable to any LIBO Rate Advance (other than taxes imposed on the overall net income of the Lender);

           (ii) changes, imposes, modifies, applies or deems applicable any reserve, special deposit or similar requirements in respect of any such LIBO Rate Advance (excluding those for which the Lender is fully compensated pursuant to adjustments made in the definition of LIBO Rate) or against assets of, deposits with or for the account of, or credit extended by, the Lender; or

           (iii) imposes on the Lender or the interbank eurocurrency deposit and transfer market any other condition or requirement affecting any such LIBO Rate Advance,

                                                                      ADDENDUM I
                                                                      PAGE - 2 -

and the result of any of the foregoing is to increase the cost to the Lender of funding or maintaining any such LIBO Rate Advance (other than costs for which the Lender is fully compensated pursuant to adjustments made in the definition of LIBO Rate) or to reduce the amount of any sum receivable by the Lender in respect of any such LIBO Rate advance by an amount deemed by the Lender to be material, then or the Lender shall promptly notify the Borrower in writing of the happening of such event and (1) Borrower shall upon demand pay to the Lender such additional amount or amounts as will compensate the Lender for such additional cost or reduction and (2) Borrower may elect, by giving to the Lender not less than three Business Days' notice, to change the interest rate applicable to such Advance, and any other portion of the Loan bearing interest at the LIBO Rate, to the Base Rate.

     5. Notwithstanding any other provision hereof, if any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for the Lender to maintain Advances bearing interest at the LIBO Rate, or shall materially restrict the authority of the Lender to purchase, sell or take certificates of deposit or offshore deposits of dollars, then, upon notice by the Lender to Borrower, the Lender's portion of all LIBO Rate Advances which are then outstanding and which cannot lawfully or practicably be maintained shall immediately cease to bear interest at the LIBO Rate and shall commence to bear interest at the Base Rate. The Borrower agrees to indemnify the Lender and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration. The Borrower hereby agrees promptly to pay the Lender, upon demand by the Lender, any additional amounts necessary to compensate the Lender for any costs incurred by the Lender in making any conversation in accordance with this Paragraph, including any interest or fees payable by the Lender to lenders of funds obtained by it in order to make or maintain hereunder its portion of the Loan accruing interest based on the LIBO Rate.

     6. The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, any loss or expense incurred or sustained by the Lender (including without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain LIBO Rate Advances) as a result of (i) any payment or prepayment (whether authorized or required hereunder or otherwise, including without limitation a mandatory prepayment when required under Section 2.4 of the Agreement) of all or a portion of any LIBO Rate Advance on a day other than the day on which the applicable Interest Period ends, (ii) any payment or prepayment, whether required hereunder or otherwise, of the LIBO Rate Advances made after the delivery, but before the effective date, of an election to have the LIBO Rate apply to LIBO Rate Advance, if such payment or prepayment prevents such election from becoming fully effective, or (iii) the failure of any LIBO Rate Advance to be made by the Lender or of any such election to become effective due to any condition precedent to a LIBO Rate Advance not being satisfied or due to any other action or
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                                                                      ADDENDUM I
                                                                      PAGE - 3 -

inaction of Borrower. For purposes of this section, funding losses arising by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain LIBO Rate Advances shall be calculated as the remainder obtained by subtracting: (1) the yield (reflecting both stated interest rate and discount, if any) to maturity of obligations of the United States Treasury as determined by the Lender in an amount equal or comparable to such advance for the period of time commencing on the date of the payment, prepayment or change of rate as provided above and ending on the last day of the subject Interest Period, from (2) the LIBO Rate of the subject Interest Period, times the number of days from the date of payment, prepayment or change of rate to the last day of the subject Interest Period, divided by 360. Any payment due under this paragraph will be paid to the Lender within five days after demand therefor by the Lender.

     7.    The Borrower covenants and agrees that:

           (i) The Borrower will pay, within five days after notice thereof from Lender and on an after-tax basis, all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of any LIBO Rate Advance whether or not legally or correctly imposed, assessed, levied or collected (excluding taxes, levies, costs or charges imposed on or measured by the overall net income of the Lender) (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes"). Promptly after the date on which payment of any Reimbursable Taxes is due pursuant to applicable law, the Borrower will, at the request of the Lender, furnish to the Lender evidence in form and substance satisfactory to the Lender that Borrower has met its obligation under this paragraph.

           (ii)The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, any Reimbursable Taxes paid by the Lender and any loss, liability, claim or expense, including interest, penalties and legal fees, that the Lender may incur at any time arising out of or in connection with the failure of Borrower to make any payment of Reimbursable Taxes when due, unless such failure is due to the Lender's failure to give notice to Borrower of Borrower's obligation to pay such Reimbursable Taxes at least five days prior to the date when they are due. Any payment due under this subsection will be paid to the Lender within five days after demand therefor by the Lender.
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           (iii) All payments on account of the principal of, and interest on,
     LIBO Rate Advances and all other amounts payable by Borrower to the Lender hereunder shall be made free and clear of and without reduction by reason of any Reimbursable Taxes.

           (iv) If Borrower is ever required to pay any Reimbursable Taxes with respect to any LIBO Rate Advance, Borrower may elect, by giving to the Lender not less than three (3) Business Days' notice, to change the interest rate applicable to any such advance from the LIBO Rate to the Base Rate, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes therefore imposed, assessed, levied or collected.